Exhibit 99.2

Highpower International Announces Receipt of Preliminary Non-Binding “Going Private” Proposal from its Chief Executive Officer at $4.80 per share

SAN DIEGO, CALIFORNIA and SHENZHEN, China, June 4, 2018 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced that its Board of Directors received a non-binding proposal from Mr. Dang Yu (George) Pan, the Company’s Chairman and Chief Executive Officer, to acquire certain outstanding shares of common stock of the Company at a cash purchase price of $4.80 per share. In the proposed potential transaction, Mr. Pan would acquire all of the outstanding shares of common stock of the Company not currently owned by him through a merger of the Company with a newly formed acquisition vehicle that Mr. Pan would control. The Board intends to form a special committee consisting of independent directors to consider this proposal.

Mr. Pan’s proposal letter states that he intends to finance the proposed transaction with debt or equity capital. Furthermore, the proposal letter specifies that Mr. Pan’s proposal constitutes only a preliminary indication of interest, and is subject to negotiation and execution of definitive agreements relating to the proposed transaction.

The Board cautions the Company’s stockholders and others considering trading in its securities that the Board just received the non-binding proposal letter from Mr. Pan and no decisions have been made with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made by Mr. Pan or any other person, that any definitive agreement will be executed relating to the proposed transaction, or that the proposed transaction or any other transaction will be approved or consummated.

A copy of Mr. Pan’s letter to the Board is attached as exhibit number 99.1 to the Company’s Current Report on Form 8-K, which is being filed with the Securities and Exchange Commission (“SEC”) today. The Form 8-K is available on the SEC’s website at www.sec.gov.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements, including management quotes and business outlook, constitute forward-looking statements under the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Sungy Mobile does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under applicable law.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com